(MKS LOGO)

EXHIBIT 99.1

Contact: Ronald C. Weigner
Vice President, Chief Financial Officer & Treasurer
Telephone: 978.645.5576

MKS Instruments Reports Q3 2009 Financial Results

Andover, Mass., October 22, 2009 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, today reported third quarter 2009 financial results.

Sales were $106.3 million, up 34% percent from $79.2 million in the second quarter of 2009, and down 33% percent from $157.4 million in the third quarter of 2008.

Third quarter net loss was $4.0 million, or $(0.08) per basic share, compared to a net loss of $207.2 million, or $(4.20) per basic share, in the second quarter of 2009 and net income of $6.8 million, or $0.14 per diluted share, in the third quarter of 2008. The third quarter 2009 net loss includes the effect of a lower effective income tax benefit for 2009.

Non-GAAP net earnings, which exclude amortization of acquired intangible assets and special items, totaled $1.6 million, or $0.03 per diluted share, compared to a net loss of $9.2 million, or $(0.19) per basic share, in the second quarter of 2009 and net income of $8.9 million, or $0.18 per diluted share, in the third quarter of 2008.

Leo Berlinghieri, Chief Executive Officer and President, said, “We have seen 34% sequential revenue growth this quarter and have adjusted production to meet the increased demand. The increase in our revenue primarily reflects the higher levels of sales at our semiconductor OEM and device customers and is consistent with recent announcements by industry research firms that chip unit sales and semiconductor front end equipment utilization rates are increasing. Based on current customer activity, we anticipate that business in the fourth quarter of 2009 will continue to show improvement. We estimate that fourth quarter sales could range from $120 to $135 million. At these volumes, GAAP net income could range from $0.06 to $0.19 per share on approximately 51 million shares outstanding. Non-GAAP net earnings could range from $0.04 to $0.11 per share. The non-GAAP net earnings are lower than our GAAP net income due to a higher tax rate on a non-GAAP basis.”

Management will discuss third quarter financial results on a conference call today at 8:30 a.m. (Eastern Time). Dial-in numbers are 1-888-549-7880 for domestic callers and 480-629-9866 for international callers. The call will be broadcast live and available for replay at www.mksinstruments.com. To hear a telephone replay through October 29, 2009, dial 303-590-3030, pass code 4163117#.

The financial results that exclude certain charges and special items are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS’ management believes the presentation of non-GAAP financial measures, which exclude costs associated with acquisitions and special items and include a normalized income tax rate, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, electrostatic charge management, control and information technology, power and reactive gas generation, and vacuum technology. Our primary served markets are manufacturers of capital equipment for semiconductor devices, and for other thin film applications including flat panel displays, solar cells, data storage media, and other advanced coatings. We also leverage our technology in other markets with advanced manufacturing applications including medical equipment, pharmaceutical manufacturing, energy generation, and environmental monitoring.

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	September 30, 2009	September 30, 2008	June 30, 2009
Net sales	$106,262	$157,364	$79,155
Cost of sales	66,783	94,425	53,627

Gross profit	39,479	62,939	25,528
Research and development	12,114	19,228	12,285
Selling, general and administrative	24,385	33,760	25,909
Amortization of acquired intangible assets	871	1,963	1,011
Goodwill and asset impairment charges	—	—	208,497
Restructuring	168	—	68

Income (loss) from operations	1,941	7,988	(222,242)
Gain on investments	—	506	—
Interest income, net	263	1,326	213

Income (loss) before income taxes	2,204	9,820	(222,029)
Provision (benefit) for income taxes	6,177	3,029	(14,895)

Net income (loss)	$(3,973)	$6,791	$(207,134)

Net income (loss) per share:
Basic	$(0.08)	$0.14	$(4.20)
Diluted	$(0.08)	$0.14	$(4.20)
Weighted average shares outstanding:
Basic	49,461	48,730	49,307
Diluted	50,298	49,898	49,307
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income (loss)	$(3,973)	$6,791	$(207,134)
Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	871	1,963	1,011
Restructuring and related items (Note 1)	168	—	68
Goodwill and asset impairment charges (Note 2)	—	—	208,497
Expense for income taxes (Note 3)	—	819	—
Proforma tax adjustments	4,497	(709)	(11,629)

Non-GAAP net earnings (loss) (Note 4)	$1,563	$8,864	$(9,187)

Non-GAAP net earnings (loss) per share (Note 4)	$0.03	$0.18	$(0.19)

Weighted average shares outstanding – diluted	50,298	49,898	49,307

Note 1: The three month periods ended September 30, 2009 and June 30, 2009 include $168 and $68, respectively, of restructuring charges primarily for severance related costs.

Note 2: The three month period ended June 30, 2009 includes a $208,497 write-down for the impairment of goodwill, intangible assets and other long-lived assets.

Note 3: The three month period ended September 30, 2008 includes a net tax expense for discrete items of $819 attributable to the booking of a valuation allowance on state tax credits of $2,651 partially offset by a benefit of $1,832 for discrete items related to the reversal of FIN 48 reserve items as a result of a statute of limitations expiration.

Note 4: The Non-GAAP net earnings (loss) and Non-GAAP net earnings (loss) per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Nine Months Ended
	September 30,
	2009	2008
Net sales	$262,136	$521,814
Cost of sales	186,780	306,480

Gross profit	75,356	215,334
Research and development	39,862	59,263
Selling, general and administrative	78,516	100,282
Amortization of acquired intangible assets	3,535	7,052
Goodwill and asset impairment charges	208,497	—
Restructuring	5,856	—

Income (loss) from operations	(260,910)	48,737
Impairment of investments	—	(906)
Interest income, net	1,485	5,138

Income (loss) before income taxes	(259,425)	52,969
Provision (benefit) for income taxes	(31,819)	16,562

Net income (loss)	$(227,606)	$36,407

Net income (loss) per share:
Basic	$(4.62)	$0.73
Diluted	$(4.56)	$0.71
Weighted average shares outstanding:
Basic	49,254	50,051
Diluted	49,942	51,112
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income (loss)	$(227,606)	$36,407
Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	3,535	7,052
Excess & obsolete inventory adjustment (Note 1)	12,900	—
Restructuring and related items (Note 2)	4,558	—
Goodwill and asset impairment charges (Note 3)	208,497	—
Foreign exchange gain from legal entity restructuring (Note 4)	—	(2,669)
Expense (benefit) for income taxes (Note 5)	(6,370)	819
Proforma tax adjustments	(14,179)	(1,630)

Non-GAAP net earnings (loss) (Note 6)	$(18,665)	$39,979

Non-GAAP net earning (loss) per share (Note 6)	$(0.37)	$0.78

Weighted average shares outstanding — diluted	49,942	51,112

Note 1: Cost of Sales for the nine month period ended September 30, 2009 includes $12,900 of special charges for excess, obsolete and committed inventory purchases.
Note 2: The nine month period ended September 30, 2009 includes $5,856 of restructuring charges primarily for severance related costs offset by a credit of $1,298 for the reversal of previously expensed equity compensation charges of terminated employees.
Note 3: The nine month period ended September 30, 2009 includes a $208,497 write-down for the impairment of goodwill, intangible assets and other long-lived assets.
Note 4: Selling, general and administrative expenses for the nine month period ended September 30, 2008 includes a foreign exchange gain of $2,669 related to the Company’s legal entity restructuring of certain foreign operations.
Note 5: The nine month period ended September 30, 2009 includes a benefit of $6,370 attributable to the reversal of FIN 48 reserve items as a result of a Federal audit close. The nine month period ended September 30, 2008 includes a net tax expense for discrete items of $819 attributable to the booking of a valuation allowance on state tax credits of $2,651 partially offset by a benefit of $1,832 for discrete items related to the reversal of FIN 48 reserve items as a result of a statute of limitations expiration.
Note 6: The Non-GAAP net earnings (loss) and Non-GAAP net earnings (loss) per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Balance Sheet
(In thousands)

	September 30, 2009	December 31, 2008
ASSETS
Cash and short-term investments	$265,218	$278,869
Trade accounts receivable	72,166	85,350
Inventories	116,156	131,519
Other current assets	63,013	32,990

Total current assets	516,553	528,728
Property, plant and equipment, net	70,193	82,017
Goodwill	144,511	337,765
Other acquired intangible assets	5,835	21,069
Other assets	13,333	15,360

Total assets	$750,425	$984,939

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$10,563	$18,678
Accounts payable	22,148	19,320
Accrued expenses and other liabilities	31,805	37,937

Total current liabilities	64,516	75,935
Long-term debt	118	396
Other long-term liabilities	18,704	21,910
Stockholders’ equity:
Common stock	113	113
Additional paid-in capital	642,987	637,938
Retained earnings	13,822	241,428
Other stockholders’ equity	10,165	7,219

Total stockholders’ equity	667,087	886,698

Total liabilities and stockholders’ equity	$750,425	$984,939